Exhibit 10.7

SALE AND PURCHASE AGREEMENT

This sale and purchase agreement (“Agreement”) is entered into effective February 15, 2018, by and among Genesis Financial, Inc., a Wyoming corporation, (the "Company"), John R. Coghlan, (herein "JRC"), and Coghlan Family Corporation, a Washington corporation (herein, "CFC"), collectively, (the "Parties"). Certain capitalized letters and other terms used in this Agreement are defined in Annex A hereto and are used herein with the meanings ascribed to them.

WHEREAS, the Company owns the Assets and incurred the Indebtedness,

WHEREAS, on, or about February 15, 2018, the Company's balance sheet Total Assets and Total Current Liabilities will each reflect the sums of $700,419, as set forth on Exhibit "A";

WHEREAS, the term Indebtedness will not include the Loan Agreement and Promissory Note dated November 13, 2017 between the Company and CFC represented on the Balance sheet as Short-Term Note, (the "Exception");

WHEREAS the board of directors of the Company determined that it is in the best interest of the Company to sell the Assets to CFC, on, or following the Closing of the Capital Stock Exchange Agreement dated September 8, 2017, as subsequently amended between the Company and Epoint Payment Corp.;

WHEREAS, the board of directors of CFC determined that it is in the best interest of CFC to purchase the Assets;

WHEREAS, CFC is an affiliate of the Company and the principal holder of the Indebtedness;

WHEREAS, it is the intention of the Parties that immediately following the Closing of the Exchange Agreement that the Company's pre-closing Assets will not constitute "all or substantially all" of the Company's Assets by virtue of the acquired and combined assets of the post-closing Company and its subsidiary Epoint Payment Corp.;

WHEREAS, the Company's board of directors resolves, by unanimous consent, to sale the Assets to CFC in exchange for the Indebtedness; and

NOW THEREFORE, in consideration of the foregoing and the following agreement, the Parties agree as follows:

ARTICLE 1

THE TRANSACTIONS

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1.1.Company Authorization.  Immediately, following the Closing, the Board of Directors, will, by unanimous consent authorize the exchange of Assets in lieu of payment for all outstanding Indebtedness, less the respective Exceptions.

1.2.Sale of Assets.  The board of directors will acknowledge that the performance of this Agreement will not constitute the "sale of all or substantially all" of the Company's assets.

1.3.Evidence of Asset Transfers.  The Company will prepare, execute and convey the relevant documentation necessary for the requisite transfer of Assets to CFC or their designee which may include, but not be limited to, bills of sale, deeds, instruments, assignments, reconveyances, irrevocable stock powers, and, or transfers of LLC membership interests.

1.4.Substantial Performance.  This Agreement shall be substantially performed with thirty (30) days following the Closing.

1.5.Later Performance.  Later performance is not limited by time. It may include transfer documents which cannot be reasonably delivered within the Substantial Performance period.  Such transfer documents, may include, but not be limited to real estate conveyancing instruments, assignment of office equipment leases, and UCC-3 termination statement filings, etc.

1.6.Evidence of Bilateral Performance.  The Company, JRC and CFC will provide each other with written documentation of the progress of discharging the indebtedness, transfer of relevant assets, and related matters.

1.7.Tax Matters.  Any and all U.S. federal, state and local and foreign taxes, if any, which may be due to the Company on the contemplated transactions will be the sole financial responsibility of the Company and any and all U.S. federal, state and local taxes, if any, which may be due to CFC or JRC on the contemplated transactions will be the sole financial responsibility of CFC and or JRC.

ARTICLE II

MISCELLANEOUS

2.1.Jurisdiction and Venue.  This Agreement will be governed in all respects, including validity, interpretation and effect, by the laws of the State of Idaho, without regard to the principles of conflict of laws.

2.2.Integration.  This Agreement is intended to be interpreted with all of the transaction documents associated with the Capital Stock Exchange Agreement dated September 8, 2017, as amended.

2.3.Counterparts.  This Agreement may be executed in two or more counterparts, including by facsimile, which together shall constitute a single agreement.

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2.4.Severability.  If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such provision shall be valid and enforceable to the fullest extent permitted by law and such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative or unenforceable to any extent whatsoever.

2.5.Survival.  Any of the terms and covenants contained in this Agreement which require the performance of either party after the Discharge Date shall survive the Discharge Date and delivery of any future performance and documents contemplated under this Agreement.

2.6.Assignment.  Neither party hereto may transfer or assign this Agreement without prior written consent of the other party.

2.7.Attorney Fees.  In the event an arbitration, suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorney’s fees to be fixed by the arbitrator, trial court, and/or appellate court.

2.8.Presumption.  This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement, or any section thereof was drafted by said party.

2.9.Agreement Binding.  This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

SIGNATURES:

COGHLAN FAMILY CORPORATION      GENESIS FINANCIAL, INC.

  /s/ John R. Coghlan                                    /s/ Roy Rose

_________________________                ____________________________

By: John R. Coghlan, President                By: Roy Rose, President, CEO

  /s/ John R. Coghlan

_________________________

John R. Coghlan, Individually

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ANNEX A

"Assets" means the total assets set forth on the Company's balance sheet as of February 2, 2018 adjusted for the balances adjusted for a date certain, subject to the Exceptions.

"Closing" means the completion of the Company's acquisition of Epoint Payment Corp. as contemplated by the Capital Stock Exchange Agreement dated September 8, 2017, as amended.

"Discharge Date" means the date the parties agreement to initiate the discharge of Liabilities and transfer of Assets in lieu of payment.

"Exceptions" means the Genesis Financial Loan Agreement dated November 13, 2017 and no assets except the Class A voting stock of Epoint Payment Corp. and the ownership interests/units of Fintech Holdings LLC

"Indebtedness" means the total liabilities set forth on the Company's balance sheet as of February 2, 2018, adjusted for a date certain, subject to the Exceptions.

"Substantial Performance" means that all Indebtedness will have been discharged and all Assets transferred within thirty (30) days of Closing.

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